Exhibit 10.23
National Retail Properties, Inc.
Restricted Stock Award Agreement - Service

This Restricted Stock Award Agreement (this “Agreement”) is entered into between National Retail Properties, Inc., a Maryland corporation (the “Company”), and ____________________ (the “Participant”) pursuant to the Stock Award granted to the Participant effective as of __________, 20___ (the “Date of Grant”), pursuant to the terms of and under the National Retail Properties, Inc. 2007 Performance Incentive Plan (the “Plan”). In consideration of the mutual promises and covenants made herein and the terms and conditions of the Plan, which is wholly incorporated herein by reference, the parties hereby agree as follows:

1.    Definitions. All terms defined in the Participant’s Employment Agreement, as defined herein, shall have the same meaning herein whether or not specifically defined herein or in the Plan. All terms defined within the Plan shall have the same meaning herein whether specifically defined herein or not. Additionally, the following definitions shall apply to this Agreement:

(a)	Cause shall have the meaning ascribed to that term in the Employment Agreement.

(b)
Change of Control shall have the meaning ascribed to that term in Section 2.E. of the Plan and such definition shall not be changed by the subsequent replacement of or superseding of said Plan after the date of this Agreement.

(c)	Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

(d)	Disability shall have the meaning ascribed to that term in the Employment Agreement.

(e)
Employment Agreement shall mean that certain Employment Agreement dated __________, ______, [as amended on __________, 20___,] between the Participant and the Company which is in effect on the date of this Agreement.

(f)	Good Reason shall have the meaning ascribed to that term in the Employment Agreement.

(g)	Restricted Stock shall mean the Stock Award that is the subject of this Agreement.

(h)	Term shall have the meaning ascribed to that term in the Employment Agreement.

(i)	Unvested Restricted Stock shall mean shares of Restricted Stock that are subject to forfeiture under the terms of this Agreement.

(j)	Vesting Date shall mean the date on which all or a portion of the Restricted Stock is no longer subject to forfeiture under the terms of this Agreement.

(k)	Vested Restricted Stock shall mean shares of Restricted Stock that are not subject to forfeiture under the terms of this Agreement.

To the extent there is a conflict between the definition given to a defined term in this Agreement, the Plan and the Employment Agreement, the definition in the Employment Agreement shall control, or if no definition is contained in the Employment Agreement, the definition in the Plan shall control.

2.    Award. As of the Date of Grant, the Company hereby awards and grants to the Participant a Restricted Stock Award of _____ shares of Common Stock of the Company (collectively, the “Restricted Stock”).

3.	Vesting.

(a)
The Restricted Stock shall become Vested Restricted Stock in four (4) annual and equal installments based on the Participant’s Continuous Service through January 1 of each of the four years following the Date of Grant (each installment being a “Vesting Date”). Accordingly, the Restricted Stock Award granted under this Agreement shall vest as follows:

Continuous Service through this Vesting Date	Percentage of Restricted Stock Award to Vest
January 1, 20___	25%
January 1, 20___	25%
January 1, 20___	25%
January 1, 20___	25%

(b)
In the event that the Participant’s employment is terminated as a result of death or Disability, the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock.

(c)
In the event the Participant’s employment terminates as a result of the non-renewal by the Company of the Term of the Employment Agreement in effect on the Date of Grant (the “Current Term”), the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock. In the event the Participant’s employment terminates as a result of the Company’s non-renewal of any subsequent renewal Term (a “Renewal Term”) of the Employment Agreement, the Participant shall vest in a pro-rata portion of the Restricted Stock determined based on the Participant’s date of termination of employment in accordance with Section 3(h) below. In the event the Participant’s employment terminates as a result of the non-renewal of the Term of the Employment Agreement by the Participant, whether at the end of the Current Term or any Renewal Term, all Unvested Restricted Stock shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Restricted Stock. The shares of Unvested Restricted Stock which do not vest shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Restricted Stock.

(d)
In the event the Participant’s employment is terminated by the Company without Cause or if the Participant terminates his/her employment with Good Reason, the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock.

(e)	In the event there is a Change in Control, as defined in the Plan, then the Participant shall vest in the Restricted Stock as of the effective date of any such Change in Control.

(f)
Except as is provided in Section 9 of the Plan, any adjustment to an award of Restricted Stock pursuant to Section 9 of the Plan shall not change the ratio of Unvested Restricted Stock to Vested Restricted Stock.

(g)
In the event the Participant’s employment is terminated for Cause or if the Participant terminates his/her employment without Good Reason, all Unvested Restricted Stock shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Restricted Stock.

(h)
If the Participant is entitled to vest in a pro-rata portion of the Restricted Stock, the number of shares of Unvested Restricted Stock which vest (or additional shares which shall vest if some of the shares have already vested) shall be determined by multiplying the number of shares scheduled to vest on the next scheduled vesting following the date of termination of employment by a fraction, the numerator of which is the number of days elapsed between the January 1 preceding the date of the termination of employment and the date of termination of employment, and the denominator of which is 365.

4.Shareholder Rights and Restrictions on Transfer. Subject to Section 7, the Participant shall have all rights of a stockholder with respect to each share of Unvested Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Unvested Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Unvested Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to shares of Unvested Restricted Stock. The limitations set forth in the preceding sentence shall not apply to shares of Unvested Restricted Stock once such shares become Vested Restricted Stock. If any transfer or other disposition of shares of Unvested Restricted Stock is made or attempted, such transfer shall be null and void and of no force and effect, and in addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by action for specific performance (to the extent permitted by law) and the Company shall refuse to recognize any transferee as one of its shareholders for any purpose, including without limitation for purposes of dividend and voting rights. This Agreement shall be binding upon the Participant and his heirs, representatives, successors and assigns.

5.Stock Legends. In addition to such other legends that the Company determines are necessary and appropriate pursuant to the Plan, each certificate of Common Stock issued pursuant to this Agreement shall bear on its face the following legend:

The shares represented by this certificate are subject to restrictions on transfer, a copy of the terms of which will be furnished by the Company to the holder of this certificate upon written request and without charge.

6.Dividends on Unvested Shares and Tax Matters. You agree that you will not file an election under Section 83(b) of the Code with respect to the Restricted Stock covered by this Agreement. In accordance with Internal Revenue Service (“IRS”) rules and regulations and assuming the Participant has not filed a timely election under Section 83(b) of the Code, the Company is treated as the owner for Federal income tax purposes of shares of Unvested Restricted Stock and all the dividends paid on the Participant’s Unvested Restricted Stock shall be classified as wages and included in the Participant’s Form W-2 in each of the respective years. In addition, a portion of each dividend on the Unvested Restricted Stock payable to the Participant will be remitted to the Company from the Company’s transfer agent to facilitate compliance with applicable tax withholding requirements or the Company may implement such other procedures as it deems appropriate to comply with tax withholding requirements. These monies will be remitted to the IRS on behalf of the Participant for various payroll taxes resulting from this portion of the dividend. The amount of the dividend paid on the Participant’s Vested Restricted Stock shall be reported as dividend income on Form 1099-DIV, which is prepared by and delivered to the Participant directly from the transfer agent. The total amount reported as wages on the Participant’s W-2 plus the amount reported as dividend income on the Participant’s 1099-DIV shall equal the total dividends paid to the Participant during the respective year.

Upon removal of the restrictions on the Unvested Restricted Stock, a taxable event will occur and the Participant will be responsible for payment of taxes due.

In the event that the Participant, in violation of the first sentence of this Section 6. files an election under Section 83(b) of the Code with respect to the shares of Unvested Restricted Stock covered by this Agreement, all such Unvested Restricted Stock shall, immediately prior to such filing and without notice, be forfeited by the Participant and the Participant shall have no rights with respect to such Unvested Restricted Stock as of and subsequent to the date of such filing.

7.Corporate Event. In the event of the declaration of a spin-off, a stock split, a recapitalization, a merger or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as a cash dividend) which are distributed with respect to Unvested Restricted Stock shall immediately be subject to the vesting and other restrictions of this Agreement to the same extent as the Unvested Restricted Stock to which such distributed property relates.

8.Right to Continued Services. Nothing herein shall confer upon the Participant any right to continued employment by the Company or any subsidiaries or affiliates or to continued service as a Director or limit in any way the right of the Company or any subsidiary or affiliate at any time to terminate or alter the terms of that employment or services as a Director.

9.Prior Agreements. This Agreement, the Plan and certain definitions under the Employment Agreement constitute the entire understanding between the Participant and the Company regarding this Stock Award. Notwithstanding the terms of the Employment Agreement, or any other agreement between the Participant and the Company, the Restricted Stock awarded to the Participant under this Agreement shall vest only in accordance with the terms of this Agreement and any applicable vesting or accelerated vesting provisions contained in the Employment Agreement or any other agreement between the Participant and the Company are superseded by the terms of this Agreement.

10.Acceptance of Agreement. The shares of the Restricted Stock are granted subject to all of the applicable terms and provisions of the Plan and this Agreement. The terms and provisions of the Plan are incorporated by reference herein. The Participant accepts and agrees to be bound by all the terms and conditions hereof.

11.Section 409A Compliance. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under Section 409A of the Code. To the extent that any such amount or benefit is or becomes subject to Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Participant is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and as determined by the Company) on the date of termination of the Executive's employment and the Company reasonably determines that any amount or benefit payable under this Agreement payable due to the Participant’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code (“Separation Date”), constitutes nonqualified deferred compensation that will subject the Participant to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or benefit if paid or provided at the time specified in this Agreement, then the payment provision thereof shall be postponed to the first business day following the six month anniversary of the Participant’s Separation Date or, if earlier, the date of the Participant’s death.

Executed as of the _____ day of __________, 20___.

National Retail Properties, Inc.

By:
Name:
Title:    Chairman of the Compensation Committee

I have read the Agreement and the Plan and agree to the terms of this Stock Award, including, but not limited to, the vesting terms provided in Sections 3 and 7, and the provisions of Section 9. I acknowledge and accept that such vesting terms may be different than vesting terms described in my Employment Agreement and that the vesting terms provided for in this Agreement shall control the Stock Award granted hereunder.

Participant:

By:
Name: